                                                                    EXHIBIT 10.8

                         AMENDED JOINT VENTURE AGREEMENT


                                CULLEBRILLAS MINE

This JOINT VENTURE AGREEMENT (known as here forward: "AGREEMENT"), DATED AS OF NOVEMBER 1ST 2004 is made by and between Galaxy Minerals Inc, a Florida corporation CIK # 0001102217, having offices at 500 Park Ave. Suite 203 Lake Villa IL. 60046(known from here forward as the "COMPANY") and Javier Iparraguirre Segastegui , Voltaire 493, Urb, La Noria, Trujillo, Peru (known as from here forward the ( "CLAIMHOLDER") . This amended agreement replaces and over rides the agreement previously signed by the parties. Further more this amended agreement is made with the understanding that the clauses of the claimholder conveying lease rights to company will commence only after each claim is registered in the Public Registry of Mining/SUNARP Trujillo Peru on or before November 5, 2004 after which time all properties are conveyed regarless & this agreement remains in full force in every capacity as it states below.

   1. GRANT OF LEASE, AND EARNING CAPACITY OF UP TO 90% NET PROFITS INTEREST. In consideration for the sum of US$100,000.00, which was paid by COMPANY to CLAIMHOLDER on or before AUGUST 20, 2004, as such the Claimholder hereby leases the mining claims known as the CULLEBRILLAS MINE which includes:


TABLE 1.1 CONCESSION STATUS

PROPERTY TYPE: GOLD METALLIC MINING CONCESSION

NAME                    HECTARES   STATUS                 TITLED TO:
----                    --------   ------                 ----------

ACUMULACION AVENTURA IV 957        CONCESSION:CURRENT     Javier Iparraguirre
                                                          Sagastegui
AVENTURA VI             240        CONCESSION:CURRENT     Javier Iparraguirre
                                                          Sagastegui
AVENTURA VII            480        CONCESSION:CURRENT     Javier Iparraguirre
                                                          Sagastegui
AVENTURA VIII           100        CONCESSION:CURRENT     Javier Iparraguirre
                                                          Sagastegui
AVENTURA IX              41        CONCESSION:CURRENT     Javier Iparraguirre
                                                          Sagastegui
AVENTURA VI-A           110        CONCESSION:CURRENT     Javier Iparraguirre
                                                          Sagastegui
AVENTURA XI             900        CONCESSION:CURRENT     Javier Iparraguirre
                                                          Sagastegui
AVENTURA XII            900        CONCESSION:CURRENT     Javier Iparraguirre
                                                          Sagastegui

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Hereinafter known as (THE "PROPERTY") to GALAXY MINERALS INC, hereinafter known as (THE "COMPANY") and grants to Company a 90% net profits interest (subject to adjustment as set forth below) (the "initial term"), with the right of Company at its option to extend the Lease for up to 2 (two) additional ten year terms on the same terms and conditions to and including July 30, 2024 (an "extended term") (the initial and extended terms being hereinafter referred to as the "Lease Term"). COMPANY shall have the right to sooner terminate the Lease pursuant to Section 6 and, subject to Section 15 below.


1.2

THE COMPANY IS COGNIZANT THAT MINING AND MINING EXPLORATION IS SPECULATIVE BY NATURE & THEREBY HOLDS THE SELLER HARMLESS AGAINST MINERAL RECOVERY BEING UNECONOMIC ON THE PROJECT. THE CLAIM HOLDER IS COGNIZANT THAT CAPITAL MARKETS CAN BE ARDUOUS AND VOLATILE RELATING TO MINING & MINING EXPLORATION PROJECTS.




2. TITLE TO THE PROPERTY.

A. Claimholder hereby represents and warrants to Company as follows:

(i) Claimholder owns or is able to convey a full and undivided interest in and to each of the mining claims included in the Property as of the date hereof;

(ii) To the best of the knowledge, information and belief of Claimholder, all such claims have been validly located and maintained in accordance with all applicable laws and regulations;

(iii) All such claims are free and clear of all liens, claims, and encumbrances whatsoever, subject only to the country of Peru, South America; all taxes, if any, which may be or which may become a lien upon the Property, as of the date hereof, have been paid;

(iv) The Property is not in any manner encumbered as a result of any conduct or activity of Claimholder;

(vi) Having secured the approval of its sole member to the terms and conditions of this Agreement, Claimholder has full and complete authority to execute this Agreement and to grant the rights herein conferred on Company; and

Claimholder has no knowledge that any of the mining claims comprising the Property are invalid.

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3. LEASE PAYMENTS AND OTHER PAYMENTS:

A. During the Lease Term, Company shall make the following payments to
Claimholder:


THE SUM OF $20,000.00, ON OR BEFORE JANUARY 15, 2004; AND


THE SUM OF $20,000.00, ON OR BEFORE APRIL 15, 2005; AND
THE SUM OF $20,000.00, ON OR BEFORE JULY 15, 2005.
SHOULD THE COMPANY INSTALL AND COMMENCE PRODUCTION FACILITIES DESCRIBED IN 4B PRIOR TO NOVEMBER 15, 2005, THEN, ANY FURTHER PAYMENTS LISTED BELOW WILL NOT TAKE EFFECT, AND ROYALTY PAYMENTS OF 5% DESCRIBED IN 9B WILL COMMENCE.
SHOULD PRODUCTION FACILITIES PROLONG OR BE PROLONGED AT THE COMPANIES DISCRETION, THEN THE SUM OF $20,000.00 ON OR BEFORE DECEMBER 2005 WILL BE PAID, AND, FURTHER PAYMENTS OF $20,000.00 QUARTERLY WILL PAID UNTIL PRODUCTION DESCRIBED IN 4B TAKES EFFECT.

    B. Following Companies exercise of the Purchase Option under Section 7 and resulting termination of the Lease as provided in Section 1, Company shall pay to Claimholder (i) the Claimholder's net profits interest (NPI) under Section 8A and (ii) the Claimholder, net smelter return (NSR) royalty under Section 8B. Companies obligation to make payment under Section 8A and Section 8B shall cease to accrue on the first to occur of (i) completion by Company of mining operations, residual leaching and reclamation in the Project Area or (ii) other decision of Company to terminate operations in the Project Area and, if Claimholder so desires, to recovery the property to Claimholder once reclamation and other environmental obligations have been satisfied, although this provision shall not relieve Company from its obligation to make payments that accrued prior to such occurrence.

    C. All payments shall be paid in US$ dollars in immediately available funds.

    D. Company hereby represents and warrants to Claimholder that it has adequate financial resources to make the payments required under this Section 3, as well as the Work Expenditures required under Section 4.

4. Work Expenditures. During the Lease Term, until terminated by Company under
Section 6 or until the Purchase Option is exercised under Section 7, Company shall make work expenditures ("Work Expenditures") on or for the benefit of the Property in the following amounts:

         A. An initial Exploration drilling program will be carried out consisting of:

         1) The sum of $1,500,000.00 will be committed during an 18-month period beginning MARCH 15, 2005 TO fully define known ore bodies and structures on the Aventura IV-A claim to a Proven Reserve status. Adjoining claims, not yet explored, will be outlined for further reserve addition. An option to develop and produce known reserves during this drilling program will be defined by the Company.

         2) The Proven reserve status and results of the Exploration program will determine the following development and production outline:


                  Upon defining Proven Gold Reserve resources of not less than 250,000 nor more than 500,000 Troy ounces, a $5,000,000.00 development Capital Expenditure (CAPEX) will be allocated for mine and processing plant infrastructures at the 500 ton/day level. This investment will be at the discretion of the Company whether it will take place during the 18 months Exploration Program or within a six-month period after. No considerations to Claim holder are to be considered in this program.

         B. Upon defining a proven Gold Reserve resource of plus 1,000,000 Troy ounces, further CAPEX outlay will be designated to increase planned production to the 750- 1,000 ton/day capacity level.

Any excess of Work Expenditures in any year shall be carried forward to the succeeding year.
For purposes of this Agreement, "Work Expenditures" is defined as sums spent or incurred by Company directly on the Property for exploration and development of the Property, including drilling, geochemical sampling, geophysical or seismic survey, assaying, and ore reserve calculation; metallurgical and engineering analyses; environmental and permitting analyses and activities; feasibility studies; and financing investigations; plus 5% of such direct costs in lieu of headquarters overhead and general and administrative expenditures.

5. Rights and Obligations During Lease Term. The parties shall have the following rights and obligations during the Lease Term:

    A. ACCESS TO PROPERTY AND PROVISION OF DATA. Company shall have full access to the Property to conduct such investigations and examinations, as Company may deem desirable and to all information and data in Claimholder's possession and control pertaining to the Property necessary or desirable to enable Company to fully evaluate the Property and its commercial feasibility. Claimholder agrees to cooperate fully with Company in its investigation.

    B. ACTIVITIES BY COMPANY. Company shall have exclusive possession of the Property, subject to the paramount rights of the country of Peru with respect to mining claims included in the Property, and shall have the exclusive right to conduct such exploration, evaluation, and development activities on the Property (including bulk sampling) as Company may desire. Claimholder shall provide at Companies expense all reasonable assistance to Company for the obtaining of any permits, licenses, and third party consents needed for such work. Company shall also have the right to contact the pertinent federal, state, and local permitting agencies, and to negotiate with such agencies.

    C. MAINTENANCE OF PROPERTY. Company shall maintain in good standing all mining claims that comprise the Property. Company shall, as required by Peruvian Mining Law & Government with respect to mining claims, perform required assessment work or timely pay all claim maintenance or rental fees and all required property taxes, and shall timely make all filings and recordings in the appropriate governmental offices required in connection with such payments. In the event Claimholder makes any such payment (although it shall have no obligation to do so), Company shall promptly reimburse Claimholder for payment of such holding costs upon receipt by Company of evidence of such payment.

    D. SHARING OF DATA. During each year of the Lease Term, Company will share with Claimholder all information (including interpretive and non-interpretive data, subject to typical disclaimers regarding interpretive data and statements that Claimholder may not rely upon the same) obtained from the exploration, evaluation, and development activities pertaining to the Property, including providing a copy of any geological and other principal reports relating to the Property, and will report to Claimholder in writing at least quarterly regarding the progress of the exploration and evaluation work and Work Expenditures made during the period.

    E. CLAIMHOLDER ACCESS TO PROPERTY. Claimholder may have access to the Property at its sole risk on reasonable notice, and shall be entitled to conduct tours of the Property for investor relations and financing activities. Claimholder's exercise of its access rights shall not interfere in any way with Companies operations on the Property, which shall take precedence in the event of any conflict.

    F. CONDUCT OF OPERATIONS BY COMPANY AT THE PROPERTY. All of the exploration, development, mining, milling and related work and any other activities which may be performed by Company or its agents or contractors hereunder shall be performed in accordance with all of the terms and conditions of this Agreement and good mining practices, but the timing, nature, manner and extent of any exploration, development or any other operations or activities hereunder shall be in the sole discretion of Company, and there shall be no implied covenant to begin or continue any such operations or activities.

   G. INDEMNITY. Except for damages sustained by Claimholder while on the Property pursuant to Section 5F, Company agrees to indemnify and hold Claimholder and its affiliates, and their respective, officers, directors, employees, agents, members, partners and agents harmless from and against any loss, liability, cost, expense or damage (including reasonable attorney's fees) that may be incurred for injury to or death of persons or damage to property, or otherwise, as a result of Company or its agents or contractors conducting any operations on or in connection with the Property.

    H. COMPLIANCE WITH LAWS. Company agrees to conduct and perform all of its operations at the Property during the term of this Agreement in compliance with all valid and applicable Peruvian National, and district laws, rules and regulations, including without limitation laws, rules and regulations pertaining to environmental protection, human health and safety, social security, wages and hours and conditions of labor, and Company shall indemnify and hold Claimholder harmless from and against any loss, liability, cost, expense or damage (including reasonable attorney's fees) arising from or related to Company's failure to comply with said laws.

    I. TAXES. During the term of this Agreement, Company shall be responsible for payment of all taxes levied or assessed upon or against the Property, as well as any facilities or improvements located thereon.

    J. LIENS AND ENCUMBRANCES. Company shall keep title to the Property free and clear of all liens and encumbrances resulting from its operations hereunder; provided, however, that Company may refuse to pay any claim asserted against it, which it disputes in good faith. At its sole cost and expense, Company shall contest any suit, demand or action commenced to enforce such a claim and, if the suit, demand or action is decided by a court or other authority of ultimate and final jurisdiction against Company or the Property, Company shall promptly pay the judgment and shall post any bond and take all other action necessary to prevent any sale or loss of the Property or any part thereof. Company shall permit Claimholder to post Notices of Non-Responsibility at the collars of any shafts and in other locations required under Peruvian Mining law in order to prevent certain liens from attaching to the Property, and Company shall take all actions reasonably necessary to keep such notices posted in these locations.

6. Right to Terminate.

         A. TERMINATION. Company may terminate this Agreement or the Lease at any time at its sole option by giving Claimholder 30 days' prior written notice, upon which all rights and obligations of the parties under this Agreement shall cease, except for any limitation of liability, indemnification, and confidentiality provisions set forth herein; provided, however, that (i) if Company terminates this Agreement after April 1 of any year, Company agrees to pay governmental fees and make all governmental filings necessary to maintain the mining claims for the assessment year commencing on JULY 1, 2005.

         B. RETURN OF DATA. As soon as practicable upon the termination of this Agreement, Company shall return to Claimholder copies of all title, environmental, metallurgical, geological, geophysical, milling and other data concerning the Property and furnished by Claimholder or previous owners of the Property or their agents or consultants to Company. At such time, Company shall also make available to Claimholder for examination and copying all survey maps, drill hole logs, sample locations and assays developed by Company with respect to the Property during the term of this Agreement and not previously made available to Claimholder and shall transfer custody to Claimholder of all drill cores.

         C. RELEASE. Upon termination of this Agreement, Company will promptly execute and deliver to Claimholder appropriate documents of conveyance releasing and conveying its interest in the Property to Claimholder.

         D. SURRENDER OF POSSESSION AND REMOVAL OF EQUIPMENT. Upon termination of this Agreement, Company shall surrender possession of the Property, subject to the condition that Company shall have the right at any time within one year (or such longer period as Company can demonstrate is reasonably necessary) after such surrender or termination of this Agreement to (i) complete any reclamation obligations required of Company under this Agreement or by governmental law or regulation and (ii) remove all of its tools, equipment, machinery, supplies, fixtures, buildings, structures and other property erected or placed on such property by Company, excepting only timber, chutes and ladders in place for underground entry and support. Title to such property not removed within the time period set forth above shall, at the election of Claimholder, pass to Claimholder. Alternatively, at the end of the time period set forth above, Claimholder may remove any such property from the Property and dispose of it in a commercially reasonable manner, all at the expense of Company.

    7. Exercise of Purchase Option. If Company decides to exercise the Purchase Option, upon each of (a) the completion of a "positive" feasibility study for the Property, (b) the making of an affirmative production decision for the Property by Company's and any parent corporation's Boards of Directors and
                  (c) presentation to Claimholder of evidence satisfactory to Claimholder that Company has obtained the financing necessary to develop and operate the Property, Company shall give Claimholder notice thereof.

    8. Within 10 days after such notice, Claimholder shall deliver to Company a special warranty deed in form satisfactory to Company transferring title to a 100% interest in the Property, and reserving to Claimholder the 10% net profits interest ("NPI") in production from the Property and 5% net smelter returns royalty ("NSR"), and Company shall deliver to Claimholder the sum of $1.00 PER TROY OUNCE per each 1,000,000 (million) ounces of Gold resources validated in the Proven Reserves Status.

    9. This payment will be spread over a Five (5) year period beginning quarterly after day one production levels are initiated as indicated in 4 B, C. (PAYMENT QUARTERLY IS BASED UPON $1.00 PER TROY OUNCE OVER 1 MILLION OUNCES AND SHALL BE PAID ADDITIONALLY TO THE 5% ROYALTY FIGURE DESCRIBED IN 9B BELOW BEGINNING AFTER DAY ONE PRODUCTION AT A 500 TON/DAY LEVEL)

    B. NET SMELTER RETURNS ROYALTY. In addition to Claimholder's NPI, Claimholder hereby reserves a five (5%) percent net smelter returns royalty ("NSR Royalty") for all commodities produced. For purposes of this Agreement, the "net smelter return" is defined as the amount of money which the smelter or refinery, as the case may be, pays the Company for the commodity based on the then current spot price of the commodity, with deductions for costs associated with further processing but without deductions for taxes, calculated on an FOB mine site basis. A bullion account will be established (with the refinery of choice by the Company) in favor of the Claimholder to serve this purpose.

    C. PAYABLE IN KIND; PAYABLE QUARTERLY. Claimholder may elect to receive in kind (oro fisico) its NPI or its NSR Royalty. Both royalties shall be payable quarterly.

    10. Cross - Indemnity. Each party ("Indemnifying Party") agrees to defend, indemnify and hold harmless the other party, its successors, affiliates, assigns, officers, directors and employees, members, partners and agents from and against any and all claims, actions suits, losses, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorney's fees, arising out of or pertaining to (i) any breach by the indemnifying party of any representation, warranty or obligation under this Agreement or (ii) any activities conducted by the Indemnifying Party or its agents on the Property.

    11. Assignment. Neither party may assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided, however, that Claimholder may assign its interest at any time to a third party with the consent of Company. Such third party must agree to assume all of Claimholder's obligations under this Agreement, the Company may assign its interest to an affiliated company or a successor without the consent of Claimholder, provided that the assignee agrees to assume all of Company's obligations under this Agreement and has a tangible net worth no less than that of Company prior to the assignment with exception of Amulet Holdings Limited. Such rights conveyed to Amulet being at the responsibility of Galaxy.

    12. Governing Law. Consent to Jurisdiction. The MINING laws of the REPUBLIC OF PERU, excluding any conflicts of laws or principles, shall govern this Agreement. Each party consents to the exclusive jurisdiction and venue of the National and District courts in Lima, Peru over any dispute, claim, lawsuit or proceeding arising from or pertaining to this Agreement, and waives any argument that such courts are an "inconvenient forum."

    13. Affiliated Companies. Each party shall take such actions as may be necessary to cause its affiliates to comply with the obligations contemplated herein. "Affiliate" of a party means any person, partnership, joint venture, corporation, or other form of enterprise that directly or indirectly controls, is controlled by, or is under common control with, the party.

    14. Notice. All notices required or permitted to be given hereunder shall be in writing and shall be delivered to the parties by personal delivery, registered or certified mail, facsimile transmission, or express delivery service at the addresses set forth below, or to such other address as the parties may later designate by like notice to each other:

Company:
Galaxy Minerals Inc
Galaxy Minerals Inc.
500 Park Ave. Suite 203
Lake Villa IL. 60046

JIS HOLDINGS SA:
Javier Iparraguirre Segastegui
Voltaire 493
Urb. La Noria
Trujillo, Peru

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    15. Dollars. All dollar ($) amounts used in this Agreement or any Exhibit or Schedule hereto are U.S. $ Dollars.

    16. Confidentiality. Except as set forth in Section 20, the parties hereto agree to treat all data, reports, records and other information developed under this Agreement and applicable to the Property as confidential, and unless any party is required by any law, rule, regulation or order to disclose any of such information, it shall not be disclosed to any person other than consultants, contractors or potential investors or assignees, without the written agreement of both parties, which will not unreasonably be withheld.

    17. Public Announcements. Disclosure of information relating to this Agreement or the Property may be made by either party if such information is required to be disclosed to any federal, state, provincial or local government or appropriate agencies and departments thereof or if such information is required by law, stock exchange rule or regulation to be publicly announced. Otherwise, public announcements or reports by either party of information relating to this Agreement or the Property shall be made only on the basis of agreed texts upon the prior written consent of the other party, which consent shall not unreasonably be withheld. Each of Claimholder and Company accordingly agrees that it will, not less than forty-eight hours in advance of making public any information referred to in the preceding sentence, give the other party written notice of the text of the proposed report and provide the non-disclosing party with the opportunity to object to the form and content thereof before the same is issued. The non-disclosing party shall respond within forty-eight hours of receipt of such notice, or its silence will constitute a waiver of objection to the terms of the proposed text.

    18. Waivers; Amendment: The party, which is entitled to the benefit thereof, may waive any of the terms or conditions of this Agreement at any time, but such waiver must be in writing and signed by the party granting the waiver. No such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction of any other term or condition thereof. Any of the terms or provisions of this Agreement may be amended or modified at any time, but only in a writing signed by each of the parties hereto.

    19. Severability: In the event that any one or more of the provisions contained in this Agreement or in any other instrument or agreement contemplated hereby shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any such other instrument or agreement.

    20. Attorney's Fees. In the event of any controversy, claim or dispute between the parties hereto, arising out of or pertaining to this Agreement or the breach thereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorney's fees and costs.

  21. Further Assurances. At the request of either party, the parties shall execute and deliver any further instruments, agreements, documents or other papers reasonably requested by either party to affect the purposes of this Agreement and the transactions contemplated hereby.

    22. Counterparts. This Agreement may be executed in multiple counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

    23. No Brokers or Finders. Each party represents and warrants to the other party that, compensation shall be the sole responsibility of the Company, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by it in such manner as not to give rise to any valid claim against either party, or any third party, for a brokerage commission, finder's fee or other fee or commission arising by reason of the transactions contemplated by this Agreement.

    24. This agreement will be confirmed upon the subscription of the respective legal act to be signed according to Peruvian mining laws and authorities in Trujillo-Peru within the next 90 days and is renewable by mutual consent in writing.

IN WITNESS WHEREOF, the parties hereto, through their duly authorized representative, have executed and delivered this Agreement as of the day and year first above written.


JAVIER IPARRAGUIRRE SEGASTEGUI
VOLTAIRE 493
URB. LA NORIA
TRUJILLO, PERU
SOUTH AMERICA

By /S/ JAVIER IPARRAGUIRRE SEGASTEGUI NOTARIO
   ---------------------------------------------
JAVIER IPARRAGUIRRE SEGASTEGUI NOTARIO:

GALAXY MINERALS INC,
A Florida corporation
Galaxy Minerals Inc
Galaxy Minerals Inc.
500 Park Ave. Suite 203
Lake Villa, IL. 60046
USA


By /S/ MATTHEW SYMONDS
   ----------------------------------------------
MATTHEW SYMONDS
Name:_____________________________
Title:______________________________ NOTARY